Exhibit 5.1

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto, Ontario M5H 2S5 Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Rogers Communications Inc.

We consent to the use of our reports dated March 6, 2026, on the consolidated financial statements of Rogers Communications Inc., which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years then ended, and the related notes, and on the effectiveness of internal control over financial reporting as of December 31, 2025, incorporated by reference in the Registration Statement on Form F-10 (Amendment No. 1) dated March 17, 2026 of Rogers Communications Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 17, 2026
Toronto, Canada